UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 24, 2016

MILESTONE SCIENTIFIC INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-14053	13-3545623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 South Orange Avenue, Livingston Corporate Park, Livingston, New Jersey 07034

(Address of principal executive office) (Zip Code)

Registrant's telephone number, including area code (973) 535-2717

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On June 24, 2016, Milestone Scientific Inc. (the “Company”), Wand Dental, Inc., a wholly-owned subsidiary of the Company (“Wand Dental”) and Henry Schein, Inc. (“Henry Schein”) entered into an Exclusive Distribution and Supply Agreement (the “Agreement”), dated as of June 20, 2016, pursuant to which Wand Dental appointed Henry Schein as its exclusive distributor of The Wand® STA® Computer Assisted Anesthesia System including its disposable, single-use handpiece, and certain related products (the “Wand® STA® System”) in the United States and Canada.

Under the Agreement, the Company agreed not to sell or otherwise distribute any products that compete with the Wand® STA® System during the term of the Agreement and to guarantee Wand Dental’s performance of its obligations under the terms of the Continuing Guaranty and Indemnification Agreement, dated April 7, 2015, between Wand Dental to Henry Schein. Henry Schein, among other things, agreed to meet escalating minimum purchase targets in the third through tenth years, commencing at $2.75 million per year, and have a dedicated exclusive product sales team to market and distribute the Wand® STA® System to maintain its exclusivity. The Agreement is for an initial term of 10-years and will automatically renew for successive one year terms at the end of the initial term unless written notice of nonrenewal is given at least 90 days prior to the end of any term.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Exclusive Distribution and Supply Agreement, dated as of June 20, 2016, among Milestone Scientific Inc., Wand Dental, Inc. and Henry Schein, Inc.

99.1	Press Release dated June 29, 2016.

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 30, 2016

MILESTONE SCIENTIFIC INC.

By:	/s/ Joseph D’Agostino
Joseph D’Agostino
Chief Financial Officer and Chief Operating Officer